HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           HALLWOOD ENERGY CORPORATION
                                (NAME OF ISSUER)


                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)


                                     40636X
                                 (CUSIP NUMBER)


                                 DONALD L. BRAUN
                      PRESIDENT OF THE GENERAL PARTNERS OF
                           HALL FINANCIAL GROUP, LTD.
                                       AND
                            HALL PHOENIX/INWOOD, LTD.
                         6801 GAYLORD PARKWAY, SUITE 100
                               FRISCO, TEXAS 75034
                                 (972) 377-1100
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                         OF PERSON AUTHORIZED TO RECEIVE
                           NOTICES AND COMMUNICATIONS)



                                DECEMBER 5, 2000
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report this acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]

SCHEDULE 13D                                                        PAGE 1 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Hall Financial Group, Ltd.         75-2737328
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

Number of         7.       Sole Voting Power         98,400
Shares            --------------------------------------------------------------
Beneficially
Owned by          8.       Shared Voting Power        - 0 -
Each              --------------------------------------------------------------
Reporting
Person            9.       Sole Dispositive Power    98,400
With              --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount  Beneficially Owned by Each Reporting Person)

                                                     98,400
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)   1.1
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 2 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Hall Phoenix/Inwood, Ltd.          75-2503042
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

Number of         7.       Sole Voting Power         405,911
Shares            --------------------------------------------------------------
Beneficially
Owned by          8.       Shared Voting Power        - 0 -
Each              --------------------------------------------------------------
Reporting
Person            9.       Sole Dispositive Power    405,911
With              --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                                                     405,911
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)   4.2
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 3 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Hall Financial Group GP, Inc.               75-2737120
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for Hall Financial Group, Ltd.
Beneficially      --------------------------------------------------------------
Owned by
Each              8.       Shared Voting Power        - 0 -
Reporting         --------------------------------------------------------------
Person
With              9.       Sole Dispositive Power

                           See Item 9 for Hall Financial Group, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount  Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   CO
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 4 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Phoenix/Inwood Corporation         75-2430745
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for Hall Phoenix/Inwood, Ltd.
Beneficially      --------------------------------------------------------------
Owned by
Each              8.       Shared Voting Power        - 0 -
Reporting         --------------------------------------------------------------
Person
With              9.       Sole Dispositive Power

                           See Item 9 for Hall Phoenix/Inwood, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount  Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Phoenix/Inwood, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Phoenix/Inwood, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   CO
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 5 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Donald L. Braun
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for  Hall  Phoenix/Inwood,  Ltd.  and Hall
Beneficially               Financial Group, Ltd.
Owned by          --------------------------------------------------------------
Each              8.       Shared Voting Power        - 0 -
Reporting         --------------------------------------------------------------
Person            9.       Sole Dispositive Power
With
                           See Item 9 for  Hall  Phoenix/Inwood,  Ltd.  and Hall
                           Financial Group, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 6 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Mark Depker
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for  Hall  Phoenix/Inwood,  Ltd.  and Hall
Beneficially               Financial Group, Ltd.
Owned by          --------------------------------------------------------------
Each
Reporting         8.       Shared Voting Power        - 0 -
Person            --------------------------------------------------------------
With
                  9.       Sole Dispositive Power

                           See Item 9 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -

--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 7 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Larry E. Levey
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [  ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for  Hall  Phoenix/Inwood,  Ltd.  and Hall
Beneficially               Financial Group, Ltd.
Owned by          --------------------------------------------------------------
Each
Reporting         8.       Shared Voting Power        - 0 -
Person            --------------------------------------------------------------
With
                  9.       Sole Dispositive Power

                           See Item 9 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 8 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Hubert Langston, Jr.
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for Hall Financial Group, Ltd.
Beneficially      --------------------------------------------------------------
Owned by
Each              8.       Shared Voting Power        - 0 -
Reporting         --------------------------------------------------------------
Person
With              9.       Sole Dispositive Power

                           See Item 9 for Hall Financial Group, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                        PAGE 9 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Keith Taylor
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power
Number of
Shares                     See Item 7 for Hall Financial Group, Ltd.
Beneficially      --------------------------------------------------------------
Owned by
Each              8.       Shared Voting Power        - 0 -
Reporting         --------------------------------------------------------------
Person
With              9.       Sole Dispositive Power

                           See   Item  9  for   Hall   Financial   Group,   Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           -0-
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                       PAGE 10 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                  Craig Hall
--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group

                  (a)     [ ]
                  (b)      X
--------------------------------------------------------------------------------

         3.       SEC Use Only.
--------------------------------------------------------------------------------

         4.       Source of Funds (See Instructions) WC
--------------------------------------------------------------------------------

         5. Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

         6.       Citizenship or Place or Organization.   Texas
--------------------------------------------------------------------------------

                  7.       Sole Voting Power

                           See Item 7 for  Hall  Phoenix/Inwood,  Ltd.  and Hall
Number of                  Financial Group, Ltd.
Shares            --------------------------------------------------------------
Beneficially
Owned by          8.       Shared Voting Power       - 0 -
Each              --------------------------------------------------------------
Reporting
Person            9.       Sole Dispositive Power
With
                           See Item 9 for  Hall  Phoenix/Inwood,  Ltd.  and Hall
                           Financial Group, Ltd.
                  --------------------------------------------------------------

         10.      Shared Dispositive Power)           - 0 -
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person)

                  See Item 11 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         13.      Percent of Class Represented by Amount in Row (11)

                  See Item 13 for Hall Phoenix/Inwood, Ltd. and Hall Financial Group, Ltd.
--------------------------------------------------------------------------------

         14.      Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

SCHEDULE 13D                                                       PAGE 11 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


ITEM 1.           SECURITY AND ISSUER.

                  Common stock, Hallwood Energy Corporation, 4610 South Ulster Street Parkway, Suite 200, Denver, Colorado 80237. Their mailing address is Hallwood Energy Corporation, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237.

ITEM 2.           IDENITY AND BACKGROUND.

                  This Schedule is signed on behalf of the following:

                  (a)      Hall   Financial   Group,   Ltd.,  a  Texas   limited
                           partnership;
                  (b)      Hall Financial  Group GP, Inc., a Texas  corporation,
                           General Partner of Hall Financial Group, Ltd.;
                  (c)      Hall   Phoenix/Inwood,    Ltd.,   a   Texas   limited
                           partnership;
                  (d)      Phoenix/Inwood   Corporation,  a  Texas  corporation,
                           General Partner of Hall Phoenix/Inwood, Ltd.;
                  (e)      Donald L. Braun,  President of Hall  Financial  Group
                           GP, Inc. and President and Treasurer of Phoenix/Inwood Corporation;
                  (f) Mark Depker, Executive Vice President of Hall Financial Group GP, Inc. and Vice President of Phoenix/Inwood Corporation;
                  (g) Larry Levey, Executive Vice President and Secretary of Hall Financial Group GP, Inc. and Vice President and Secretary of Phoenix/Inwood Corporation;
                  (h) Hubert Langston, Jr., Vice President of Hall Financial Group GP, Inc.;
                  (i)      Keith Taylor,  Treasurer of Hall Financial  Group GP,
                           Inc.
                  (j) Craig Hall, sole Director of Hall Financial Group GP, Inc. and of Phoenix/Inwood Corporation

                  Each of the foregoing is hereinafter referred to, individually, as a "Reporting Person" and, collectively as the "Reporting Persons". Each of the individuals listed herein is a Reporting Person solely because of his position as an officer or director of one or both the corporate general partners of the limited partnerships Hall Financial Group, Ltd. and Hall Phoenix/Inwood, Ltd. Mr. Braun authorizes the investments on behalf of both entities. The principal office and business address of all the Reporting Persons is 6801 Gaylord Parkway, Suite 100, Frisco, Texas 75034. The principal businesses of Hall Financial Group, Ltd. are investing in private and public businesses, investment manager, real estate developer and manager, and lender. The principal business of Hall Phoenix/Inwood, Ltd. is investing in public and private businesses. The principal businesses of Phoenix/Inwood Corporation and Hall Financial Group GP, Inc. are to serve as the General Partner of its respective limited partnership, Hall Financial Group, Ltd. or Hall Phoenix/Inwood, Ltd. The principal occupation of each of the individual Reporting Persons other than Craig Hall is to serve in his respective officer position for one or both of the corporate entities listed above in the positions listed above. The principal occupation of Craig Hall is investor. All of the Reporting Persons conduct their principal occupation from 6801 Gaylord Parkway, Suite 100, Frisco, Texas 75034.

                  None of the Reporting Persons, during the last five years, has been convicted in any criminal proceedings or was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

SCHEDULE 13D                                                       PAGE 12 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  The  Reporting  Persons Hall  Financial  Group,  Ltd. and Hall
                  Phoenix/Inwood,   Ltd.   utilized  their  working  capital  to
                  purchase the Securities.

ITEM 4.           PURPOSE OF TRANSACTION.

                  The Reporting Persons Hall Financial Group, Ltd. and Hall Phoenix/Inwood, Ltd. made their purchases of these Securities for investment purposes based on market conditions at the time of each purchase and currently do not have any plans or proposals regarding the investments or the issuer. These Reporting Persons will consider both additional acquisitions of shares in the issuer and sale of shares previously purchased in the issuer if the Reporting Persons believe either to be appropriate based on market conditions.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Hall Financial Group, Ltd purchased the following Securities of the issuer in the last 60 days or in the 60 days prior to the date of the event which requires this filing.

                      Shares Purchased     Average Price           Date
                      ----------------     -------------           ----
                             2,500             $8.506        December  8, 2000
                             9,600             $8.282        December  6, 2000
                            11,400             $8.131        December  5, 2000
                             5,300             $8.703        November 13, 2000
                             1,200             $8.763        November 10, 2000
                            20,000             $8.938        October  23, 2000

                  All purchases were made on the NASDAQ market and were purchased through brokerage accounts.

                  Hall Phoenix/Inwood, Ltd. purchased no Securities of the issuer in the 60 days prior to the date of the event which requires filings or since that date.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The partnerships and corporations named in Item 2 are affiliated entities under common control, and all individuals named in Item 2, other than Mr. Hall, are the officers of the corporate general partners of the limited partnerships that purchased the Securities. Mr. Hall is the sole director of each of those corporate general partners. Hall Financial Group, Ltd. and Hall Phoenix/Inwood Ltd. are controlled by the same individuals, who are the individual Reporting Persons, but they have no contracts, arrangements or understandings with any other person with respect to the securities. The Securities referenced on this Schedule have not been pledged, but were purchased through and are held in brokerage accounts that provide for margining of securities.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  None.

SCHEDULE 13D                                                       PAGE 13 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date


HALL FINANCIAL GROUP, LTD.
a Texas limited partnership

By:      Hall Financial Group GP, Inc.
         a Texas corporation, its general partner


By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D                                                       PAGE 14 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



HALL FINANCIAL GROUP GP, INC.
a Texas corporation

By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D                                                       PAGE 15 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



HALL PHOENIX/INWOOD, LTD.
a Texas limited partnership

By:      Phoenix/Inwood Corporation
         a Texas corporation, its general partner



By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.




SCHEDULE 13D                                                       PAGE 16 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



PHOENIX/INWOOD CORPORATION
a Texas corporation

By:  /s/ Donald L. Braun
   ---------------------
         Donald L. Braun
         Its:  President



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.




SCHEDULE 13D                                                       PAGE 17 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



  /s/ Donald L. Braun
---------------------
 Donald L. Braun, Individually



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.



SCHEDULE 13D                                                       PAGE 18 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



  /s/ Mark Depker
-----------------
 Mark Depker, Individually




                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.








SCHEDULE 13D                                                       PAGE 19 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



  /s/ Larry E. Levey
--------------------
Larry E. Levey, Individually



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.





SCHEDULE 13D                                                       PAGE 20 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



  /s/ Hubert Langston, Jr.
--------------------------
Hubert Langston, Jr., Individually






                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.





SCHEDULE 13D                                                       PAGE 21 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



  /s/ Keith Taylor
------------------
Keith Taylor, Individually



                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.





SCHEDULE 13D                                                       PAGE 22 OF 23

HALLWOOD ENERGY CORPORATION - SC 13/D         CUSIP NUMBER    40636X
--------------------------------------------------------------------------------

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 12, 2000
-----------------
Date



  /s/ Craig Hall
----------------
Craig Hall, Individually




                             JOINT FILING AGREEMENT

The Reporting Persons acknowledge and agree by certifying this Schedule 13D that the foregoing statement on Schedule 13D is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements.




SCHEDULE 13D                                                       PAGE 23 OF 23